UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 23, 2011

TEARLAB CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7360 Carroll Rd, Ste 200
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sale of Equity Securities.

On June 24, 2011, TearLab Corporation (“TearLab” or the “Company”) announced that it had entered into a definitive agreement with certain institutional investors and members of its board of directors in connection with a private placement of approximately 3.85 million units at a price of $1.82 per unit. Each unit shall consist of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.86 per share. Gross proceeds from the private placement will be $7 million. The private placement is expected to close on or about June 29, 2011 and is subject to customary closing conditions, including acceptance and approval by the Toronto Stock Exchange.  Greybrook Corporation, an affiliate of Elias Vamvakas, Chairman of the Company’s board of directors and Chief Executive Officer; and Anthony Altig, Thomas Davidson, Jr. and Brock Wright, each a member of the Company’s board of directors, have committed to purchase approximately 147,000 units in the private placement at a price of $1.82 per unit.  The Company intends to use the net proceeds of the private placement for working capital and general corporate purposes.

The securities were offered in the United States to “accredited investors” pursuant to the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), afforded by Regulation D promulgated thereunder, in Canada to “accredited investors” in reliance on National Instrument 45-106 – Prospectus and Registration Exemptions and in reliance on Regulation S promulgated under the Securities Act.   The securities offered in this private placement have not been registered under the Securities Act or any state securities laws or qualified under any Canadian provincial or territorial securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws or in Canada absent a valid prospectus, or an applicable exemption from the prospectus requirements, under applicable provincial and territorial securities laws.

Pursuant to an agreement with the investors, the Company is required to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors as well as the shares of common stock issuable upon exercise of the warrants.

Piper Jaffray & Co. (“Piper Jaffray”) served as the sole lead placement agent and Roth Capital Partners (“Roth,” and together with Piper Jaffray, the “Placement Agents”) served as co-placement agent for the transaction.  Under the terms of a May 20, 2011 letter agreement between the Company and Piper Jaffray, the Placement Agents will be entitled to receive, at the closing of the private placement, 7% of the aggregate purchase price of the units sold at the closing in cash.  Piper Jaffray is also entitled to reimbursement of its reasonable expenses.  The letter agreement automatically expires twelve months from the date of the letter agreement and may be terminated by either party, with or without cause, upon ten days prior written notice.

The Company has also agreed to indemnify Piper Jaffray, its affiliates and their respective directors, officers, employees, shareholders and agents against all expenses, losses, claims, actions, damages or liabilities, and the reasonable fees and expenses of their counsel, arising out of the provision of the services pursuant to the letter agreement.

The foregoing descriptions of the transaction documents, including the registration rights, do not purport to be complete and are qualified in their entirety by reference to the full texts of the securities purchase agreement, registration rights agreement and form of warrant, copies of which are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Securities Purchase Agreement, dated June 23, 2011
99.2	Registration Rights Agreement, dated June 23, 2011
99.3	Form of Warrant, dated June 23, 2011
99.4	Press Release, dated June 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

Date: June 28, 2011	By:	/s/ William G. Dumencu
William G. Dumencu
Chief Financial Officer